SELECT ASSET FUND III
                      ADMINISTRATION AGREEMENT

            ADMINISTRATION AGREEMENT, made as of the 24th day of August, 2000, between Select Asset Fund III, a Delaware business trust (the "Company"), and Comerica Bank & Trust, National Association, a national banking association (the "Administrator"). When used with reference to a particular series of the Company's preferred shares, initially capitalized terms not defined herein shall have the respective meanings ascribed to such terms in the Statement of Preferences of the Company relating to such series of preferred shares.

                             WITNESSETH:

            WHEREAS, the Company desires to retain the Administrator as its agent for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth,

            NOW, THEREFORE, the parties agree as follows:

            1. The Company hereby appoints the Administrator as its agent to provide the services set forth below, subject to the overall supervision and approval of the Board of Trustees of the Company for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations herein set forth, for the compensation herein provided.

            2. Subject to the supervision, direction and control of the Board of Trustees and officers of the Company, the Administrator shall provide facilities for meetings of the Board of Trustees and shareholders of the Company and personnel to assist the officers of the Company in the performance of the following services:

                  (a) Oversee the determination, pursuant to Schedule I hereto, and publication of, the Company's net asset value in accordance with the Company's policy as adopted from time to time by the Board of Trustees;

                  (b) Oversee the maintenance of certain books and records of the Company as required under Rule 31a-1(b)(1)-(4) of the Investment Company Act;

                  (c) Arrange for preparation by the Company's independent accountants, for review, approval and execution by officers of the Company, the Company's federal, state and local income tax returns, reporting forms, and any other required tax returns, as may be determined by the Company and the Board of Trustees;

                  (d) Arrange for payment of the Company's expenses;

                  (e) Prepare for review and approval by officers of the Company financial information for the Company's reports required to be filed with the Securities and Exchange Commission ("SEC") and its semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Company shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

                  (f) Prepare for review by an officer of the Company the Company's periodic financial reports required to be filed with the SEC on such forms, or other filings, as may be determined by the Company and the Board of Trustees;

                  (g) Prepare reports relating to the activities and affairs of the Company as may be mutually agreed upon and not otherwise appropriately prepared by the Company or by the Company's custodian, counsel or auditors;

                  (h) Implement the accounting policies of the Company established by the Company;

                  (i) Provide such assistance to the Company's custodian and the Company's counsel and auditors as generally may be reasonably requested in carrying on the activities and operations of the Company;

                  (j) Respond to, or refer to the Company's officers or transfer agent, shareholder inquiries relating to the Company;

                  (k) Provide to Standard & Poor's Ratings Services ("S&P") and/or Moody's Investors Service, Inc. ("Moody's"), as the case may be, such copies of information (including notices and certificates in connection with Required Asset Coverage as detailed in Schedule II) in the Administrator's possession as may reasonably be requested by S&P and/or Moody's to assist in the rating of the Company's preferred shares; provided, however, that such providing of information shall be limited to information in the form maintained by the Administrator at the time of such request;

                  (l) Perform required asset coverage tests and calculations for S&P and/or Moody's, as the case may be, as detailed in
Schedule II; and

                  (m) Perform the functions of notes transfer agent and notes paying agent for the Floating Rate Notes due 2025 ("Notes") issued by the Company. As transfer agent, the Administrator shall receive on behalf of the Company the cash investment from each prospective holder of a Note and shall issue Notes in book-entry form to Noteholders who are acceptable under the terms and conditions set forth in the Private Placement Memorandum describing the Notes. In order to facilitate record keeping for the issuance, transfer and redemption of the book-entry Notes, the Transfer Agent, as agent for the Company, shall establish a separate custody account ("Note Account") for each Note. As notes paying agent, the Administrator shall receive funds from the Company payable to Noteholders, credit appropriate amounts from such funds to the Note Accounts and disperse funds from the Note Accounts to the Noteholders according to their instructions. The Administrator shall file reports, make tax withholdings and otherwise comply with applicable laws and regulations with respect to such disbursements. The Administrator may, in conformity with administration agreements with other registered investment companies, utilize any Note Account for the crediting and disbursement of funds from such other registered investment companies to the individual who is the Noteholder with respect to the Note Account. In such case the Administrator shall act as the agent of the Company with respect to the Note Account only with respect to amounts equal to the pro rata portion of funds which have been received by the Administrator from the Company and credited to the Note Account by the Administrator from time to time.


            All services are to be furnished through the medium of any directors, officers or employees of the Administrator as the Administrator deems appropriate in order to fulfill its obligations hereunder.

            Each party shall bear all its own expenses incurred in connection with this Agreement. Printing and dissemination expenses, such as those for reports to shareholders and proxy statements, shall be expenses of the Company, as shall fees of the Company's independent accountants but only in connection with (i) the preparation of the tax returns and reporting forms referred to in Section 2(c) hereof, (ii) the preparation of any accountant's certificates required in connection with calculations of the required asset coverage of any outstanding preferred stock of the Company, (iii) the annual audit of the Company's financial statements, it being understood that the Administrator shall bear all other accounting fees and expenses, (iv) periodic security counts as required by the SEC, and (v) the auditor's report on internal control.

            3. The Company will pay the Administrator a fee as detailed in
Schedule III attached hereto, which may be amended from time to time with the written consent of the parties hereto.

            4. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Company's assets.

            5. (a) In the absence of bad faith or negligence on its part, the Administrator shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. In no event shall the Administrator be liable to the Company or any third party for special, indirect, or consequential damages, or lost profits or loss of business arising under or in connection with this Agreement, even if informed of the possibility of such damages and regardless of the form of action. The Administrator shall not be liable for any error of judgment made in good faith unless the Administrator shall have been negligent in ascertaining or failing to ascertain the pertinent facts.

                  (b) As used in this Paragraph 5, the term "Administrator" shall include any affiliates of the Administrator performing services for the Company contemplated hereby, and directors, officers, agents and employees of the Administrator and such affiliates.

                  (c) The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of legal counsel satisfactory to the Administrator, which may include counsel to the Company (which shall be at the expense of the Company within a reasonable budget established by the Company after consultation with the Administrator) or counsel to the Administrator (which shall be at the expense of the Administrator), and with respect to the application of generally accepted accounting principles, apply for and obtain the advice and opinion of the Company's accounting experts, which shall be at the expense of the Company if in connection with the matters referred to in clauses (i), (ii), (iii),
(iv) or (v) of the last paragraph of Section 2 hereof. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

                  (d) The Company shall indemnify and hold harmless the Administrator from and against any and all costs, expenses, damages, liabilities and claims, and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against the Administrator, by reason of or as a result of any action taken or omitted to be taken by the Administrator in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed after such action was taken or omitted, (ii) any offering materials of the Company, in connection with the sale of securities of the Company, (iii) any instructions of an officer of the Company, or (iv) any opinion of legal counsel for the Company, or the Administrator (if a copy of such opinion is provided to the Company before such action was taken or omitted), or arising out of transactions or other activities of the Company which occurred prior to the commencement of this Agreement; provided, that the Company shall not indemnify the Administrator for costs, expenses, damages, liabilities or claims arising out of the Administrator's own negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.

                  (e) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by the Administrator to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Company or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

            6. At any time the Administrator may apply to an officer of the Company for written instructions with respect to any matter arising in connection with the Administrator's duties and obligations under this Agreement, and the Administrator shall not be liable for any action taken or omitted to be taken by the Administrator in good faith in accordance with such instructions. Such application by the Administrator for instructions from an officer of the Company may, at the option of the Administrator, set forth in writing any action proposed to be taken or omitted to be taken by the Administrator with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Administrator shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Administrator has received written instructions in response to such application specifying the action to be taken or omitted. The Administrator may consult counsel to the Company at the expense of the Company (within a reasonable budget established by the Company after consultation with the Administrator), or its own counsel at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

            7. This Agreement shall become effective immediately and shall continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time upon not less than 30 days' prior written notice to the other party hereto.

            8. The services of the Administrator to the Company hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

            9. During the term of this Agreement, the Company agrees to furnish the Administrator at the principal office of the Administrator prior to use thereof drafts and final copies of all placement memoranda, prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Company or the public that refer in any way to the Administrator. If the Administrator reasonably objects to such references within five business days (or such other time as may be mutually agreed) after receipt thereof, the Company will modify such references in a manner reasonably satisfactory to the Administrator. In the event of termination of this Agreement, the Company will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator. The Company shall timely furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Company, its trustees, officers, and service providers, as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

            10. This Agreement may be amended only by mutual written consent.

            11. Any notice of other communication required to be given in writing pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (l) to the Administrator at Comerica Bank & Trust, National Association, 411 W. Lafayette Boulevard, Mail Code 3460, Detroit, Michigan 48226, Attention: Robert H. Bockrath III, Administrator; (2) to the Company at Select Asset Fund III, c/o Harish Raghavan, 4 World Financial Center Floor 16, New York NY 10080.

            12. This Agreement sets forth the agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Company and Comerica Bank & Trust, National Association as Administrator. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

            13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940 (the "Investment Company Act"). In the case of any conflict, the Investment Company Act shall control.

            14. This Agreement may be executed by the parties hereto in counterparts, and if executed in more than one counterpart, the separate instruments shall constitute one agreement.




            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                            SELECT ASSET FUND III


                            By:           /s/
                               --------------------------------------
                               Name:  James A. McIntosh
                               Title: President




                            COMERICA BANK & TRUST, NATIONAL
                              ASSOCIATION, as Administrator


                            By:           /s/
                               --------------------------------------
                               Name:  Stephen G. Hawkins
                               Title: Senior Vice President







                              Schedule I


            The net asset value of a share of the Common Stock as at the time of a particular determination shall be calculated by subtracting the Company's liabilities (including accrued expenses and declared dividends) and the liquidation value of any preferred stock outstanding from the Company's total assets (the value of the securities the Company holds plus cash or other assets, including interest and dividends accrued but not yet received) and dividing the result by the total number of shares of Common Stock-outstanding. The value of the securities the Company holds shall be based on the closing prices quoted by Interactive Data Corporation or any other pricing service approved by Standard & Poor's Ratings Services. Expenses are to be accrued as directed by the Board of Trustees of the Company.






                              Schedule II


Certificate of S&P Required Asset Coverage.
------------------------------------------

            For each series of the Company's preferred shares which is rated by S&P the Administrator shall determine, as of each Business Day and each Cure Date, the aggregate Adjusted Value of all S&P Eligible Assets on that day and whether such aggregate Adjusted Value on such date equals or exceeds the S&P Required Asset Coverage on such date. The calculations of the Adjusted Value of all S&P Eligible Assets and S&P Required Asset Coverage, and whether the aggregate Adjusted Value of S&P Eligible Assets equals or exceeds the S&P Required Asset Coverage shall be set forth in a certificate (a "Certificate of S&P Required Asset Coverage"), dated as of each such Business Day and Cure Date and signed by an Authorized Custodian Officer. The Administrator shall deliver (by facsimile or otherwise) a Certificate of S&P Required Asset Coverage to the Company by 11:00 a.m. New York time on the Business Day to which such certificate relates. With respect to the Certificate of S&P Required Asset Coverage relating to (1) each Business Day which is the first Business Day in the months of January, April, July and October of each year, and (2) another day during each calendar quarter, which day shall be selected at random by the independent accountants signing the Accountant's Certificate referred to below, the Administrator shall deliver to the Company, within three Business Days of each such date, an Accountant's Certificate certifying as to (i) the mathematical accuracy of the calculations reflected in the related Certificate of S&P Required Asset Coverage, including the calculation of the Adjusted Value of the S&P Eligible Assets referred to therein and confirming that the S&P Eligible Assets referred to therein conform to the definition of S&P Eligible Assets set forth in the Statement of Preferences, (ii) that the methodology used by the Administrator in determining whether the Adjusted Value of S&P Eligible Assets equals or exceeds the S&P Required Asset Coverage is in accordance with the applicable requirements of the Statement of Preferences, and (iii) that the written or published price quotations used in such determination conform to such written or published quotations and that the S&P Eligible Assets listed in such Certificate of S&P Required Asset Coverage constitute S&P Eligible Assets as defined in the Statement of Preferences.






Notices to S&P.
--------------

            For each series of the Company's preferred shares which is rated by S&P the Administrator shall:

                  (a) deliver to S&P, as soon as practicable (but in no event later than the close of business on the second Business Day next succeeding the following dates) the Certificate of S&P Required Asset Coverage with respect to each of the following dates: (i) the Date of Original Issue, (ii) each date as of which the Adjusted Value of all S&P Eligible Assets is less than the S&P Required Asset Coverage, (iii) each Cure Date, (iv) each date as of which the Adjusted Value of all S&P Eligible Assets is less than or equal to 105% of the S&P Required Asset Coverage, (v) each Business Day which is the first Business Day in the months of January, April, July and October, and (vi) the date on which any Common Stock is redeemed by the Company and (vii) whenever requested by S&P.

                  (b) deliver to S&P, promptly after same become available, the following: (i) a copy of each Accountant's Certificate which differs from the Administrator's calculations of S&P Required Asset Coverage; (ii) a copy of each Accountant's Certificate relating to the Certificates of S&P Required Asset Coverage with respect to (1) the Date of Original Issue for each Series of preferred shares; (2) each Cure Date; (3)(A) each business day which is the first business day in the months of January, April, July and October and (B) another day during each calendar quarter, which day shall be selected at random by the independent accountant's signing the Accountant's Certificate; (iii) a copy of each amendment to the Statement of Preferences; (iv) notice of the failure to distribute the full Dividend Amount payable on any Dividend Distribution Date; (v) notice of the inability of the Pricing Service to price, or the unavailability of price quotes with respect to, any issue of common stock included in the S&P Eligible Assets; and (vi) a copy of each written notice from the Broker-Dealer changing any previously scheduled Dividend Distribution Date.

Notices to Company and Broker-dealer.
------------------------------------

            The Administrator will direct the independent auditors to distribute such certifications as follows: In addition to providing the required asset coverage certifications to S&P.

Company:                      Select Asset Fund III
                              c/o Harish Raghavan
                              4 World Financial Center Floor 16
                              New York NY  10080
                              Telephone No.: (212) 449-2992
                              Facsimile No.: (212) 449-8617


Broker/dealer:                Merrill Lynch, Pierce, Fenner
                                & Smith Incorporated
                              4 World Financial Center Floor 7
                              New York NY  10080
                              Attention: Auction Market
                               Securities Desk
                              Telephone No.: (212) 449-4940
                              Facsimile No.: (212) 449-2761


            The Administrator will promptly notify the Company and the Broker-dealer as enumerated above in case of any failure to meet the required asset coverage.




                              Schedule III


            The Company will pay the Administrator an annual fee for its services under this Agreement and the Custodian Contract, dated as of August 24, 2000, in an amount calculated by multiplying (i) the average of the Fund's monthly Net Asset Value (i.e., total assets less total liabilities with liquidation preference of preferred stock not being treated as a liability) over the course of the relevant fiscal year of the Fund, by (ii) .25 percent. Such fee shall be paid monthly in arrears within ten days after receipt of an invoice therefor.